EXHIBIT 99.1

El Paso Energy Partners to Build Natural Gas Pipeline for Red Hawk Field
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HOUSTON, TEXAS, October 9, 2002-El Paso Energy Partners, L.P.
(NYSE:EPN) announced today that it will build and operate a new
16-inch pipeline to gather natural gas production from the Red
Hawk field located in the Garden Banks area of the central
Deepwater Trend of the Gulf of Mexico. EPN has finalized the related agreements with Kerr-McGee Oil and Gas Corp., a wholly owned subsidiary of Kerr-McGee Corp. (NYSE:KMG) and Ocean Energy,
Inc. (NYSE:OEI), which each hold a 50-percent working interest in the Red Hawk field. The 86-mile pipeline, capable of transporting up to 330 million cubic feet per day (MMcf/d) of natural gas, will originate in 5,300 feet of water at the Red Hawk field and connect to the ANR Pipeline system at Vermilion block 397. EPN plans to place the new pipeline in service during the second quarter of 2004.
Discovered in October 2001, the Red Hawk field is located in an active exploratory and development area of the western Gulf of Mexico. Development drilling at the Red Hawk field is expected to begin in early 2003. The producers have estimated proven reserves of more than 250 billion cubic feet of natural gas. Kerr-McGee, the field operator, will develop the field using the world's first cell spar, with initial production capacity of 120 MMcf/d and ultimate capacity of 300 MMcf/d. The producers expect the Red
Hawk production facility to become a host structure for the cost-effective development of nearby satellite fields.
"We are very excited to be working with Kerr-McGee and Ocean, two premier independent exploration companies that have enjoyed substantial success in the Deepwater Trend of the Gulf of Mexico," said Robert G. Phillips, chief executive officer of EPN.
"This new pipeline reinforces our commitment and leadership in developing essential infrastructure for new discoveries in the Gulf of Mexico Deepwater Trend. The Red Hawk project is structured similarly to many of our other Deepwater infrastructure projects with a solid anchor field, strategically located in an active exploratory area, and being developed by experienced operators like Kerr-McGee and Ocean. We believe the Red Hawk gathering system may establish EPN as a major gas supply aggregator in the Garden Banks/Green Canyon corridor and could lead to additional opportunities to serve producers in this area."
El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities, and natural gas liquids fractionation, transportation, storage and terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

This release contains forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this presentation, including, without limitation, oil and natural gas prices; continued drilling, exploration and production activity in the United States and areas of the Gulf of Mexico serviced by El Paso Energy Partners; integration of acquisitions; and successful negotiation of customer contracts on its pipelines, platforms, and storage facilities. While the partnership makes these statements and projections in good faith, neither the partnership, nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results. The partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the partnership, whether as a result of new information, future events, or otherwise.